UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DISABOOM, INC.
(Exact name of registrant as specified in its charter)

Colorado	20-59733527
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Time Warner Tower 10475 Park Meadows Drive, Suite 600 Lone Tree, CO 80124	80124
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of each class to be so registered: N/A	Name of each exchange on which each class is to be registered: N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates:  File No. 333-141550

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

General

        This Form 8-A is being filed in connection with the Company’s prospectus dated April 9, 2007, filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 (File No. 333-141550).

Capital Stock

        The authorized capital of the Company consists of 60,000,000 shares, of which 10,000,000 shares are preferred stock, par value of $.0001 per share (“Preferred Stock”), and 50,000,000 shares are common stock, par value of $.0001 per share (“Common Stock”). We currently have 27,046,000 shares of common stock outstanding, and no shares of preferred stock outstanding.

        Each share of common stock is entitled to share pro rata in dividends and distributions, if any, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available for such purpose. No holder of any shares of common stock has any preemptive rights to subscribe for any securities of the Company. Upon liquidation, dissolution or winding up of the Company, each share of the common stock is entitled to share ratably in the amount available for distribution to holders of common stock. All shares of common stock presently outstanding are fully paid and non-assessable.

        Each shareholder is entitled to one vote for each share of common stock held. There is no right to cumulate votes for the election of directors. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

Dividends

        We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Item 2.    Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation (Previously filed as Exhibit 3.1 to the Registration Statement on Form SB-2 (File No. 333-141550) filed March 23, 2007, and incorporated herein by reference.)

3.1(a)	Articles of Amendment to Articles of Incorporation (Previously filed as Exhibit 3.1.1 to the Registration Statement on Form SB-2 (File No. 333-141550) filed March 23, 2007, and incorporated herein by reference.)

3.2	Bylaws (Previously filed as Exhibit 3.2 to the Registration Statement on Form SB-2 (File No. 333-141550) filed March 23, 2007, and incorporated herein by reference.)

4.1	Specimen Certificate of Common Stock (Previously filed as Exhibit 4.1 to the Registration Statement on Form SB-2/A (File No. 333-141550) filed April 5, 2007, and incorporated herein by reference.)

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 9, 2007	DISABOOM, INC. By: /s/ J.W. Roth J.W. Roth, Chief Executive Officer